Exhibit 99.2

XO GROUP INC. CONTINUES TO ENHANCE BOARD OF DIRECTORS WITH APPOINTMENT OF NEW INDEPENDENT DIRECTOR, BARBARA MESSING

TripAdvisor Chief Marketing Officer Brings Extensive Marketing Leadership and Digital Marketplace Expertise to Premier Life Stage Internet Company

NEW YORK, NY, August 5, 2014 – XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), the premier consumer internet and media company devoted to weddings, pregnancy and everything in between, today announced that Barbara Messing, chief marketing officer of TripAdvisor, has been appointed to the company’s board of directors and will serve as an independent director on the board’s Compensation Committee. Messing will be filling the vacancy created by the departure from the board of Eileen Naughton, who has accepted an overseas reassignment. With this transition, the board will consist of eight directors, six of whom are independent, and four of whom have joined the board in the last two years. Messing will serve in the class of directors to be elected at the 2015 annual meeting.

Messing currently serves as chief marketing officer of TripAdvisor, the world’s largest travel site and a leading marketplace connecting millions of travelers with millions of hotels, restaurants and attractions globally.  In 2014, Messing was honored in the AWNY Changing the Game awards, and 2011, she was named a “Brand Genius” by Adweek. Messing also serves on the board of directors of Mashable.  Previously, Messing held a number of leadership positions at Hotwire, including vice president and general manager of Travel Ticker, vice president of customer experience and director of product development. Prior to joining Hotwire, Messing was at Keen.com and The Travel Channel.  She received a bachelor’s degree from Northwestern University and a juris doctor degree from Stanford University.

“Barbara has extraordinary marketing experience and as a senior executive, has worked closely with the TripAdvisor Board in charting the company’s strategic growth,” said David Liu, XO Group’s Chairman and Co-Founder. “We’re thrilled that she’ll be joining XO Group’s Board of Directors as we evolve our company into a digital marketplace and continue to fulfill our commitment to enhance value for our stockholders. Today’s announcement is consistent with the board’s ongoing efforts to ensure continued exceptional leadership and the highest standards of governance at XO Group. Attracting a new member like Barbara who brings new skills and experiences and the appointment of a lead independent director are great examples of our progress.”

“XO Group has built powerful brands that truly help guide couples through the most transformative events of their lives,” said Messing. “This is an exciting time of transformation for the company, and I look forward to working with the board to support the new management team’s efforts to deepen their customer and vendor engagement in this next phase of the company’s growth, and to creating value for our stockholders.”

“Barbara helped to build TripAdvisor into one of the most successful digital marketplaces in the industry,” said Michael Steib, XO Group’s CEO and President. “Utilizing technology to maximize connections between the user and vendors is the exact goal we are striving to achieve at XO Group. Her experience and expertise in mobile, e-commerce and marketing will be a great addition to our board as we execute on our strategic transformation and build the future of our company as a digital marketplace. On behalf of the board, I would like to thank Eileen for her dedication and service to XO Group.”

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com) is the premier consumer internet and media company devoted to weddings, pregnancy and everything in between, providing young couples with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in media - from the web to mobile, magazines, books, and video. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, e-commerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

Forward Looking Statements

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) we incurred losses for many years following our inception and may incur losses in the future, (iii) we may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) sales to sponsors or advertisers may be delayed or cancelled, (v) efforts to launch new technology and features may not generate significant new revenue or may reduce revenue from existing services, (vi) we may be unable to develop solutions that generate revenue from advertising delivered to mobile phones and wireless devices, (vii) the significant fluctuation to which our quarterly revenue and operating results are subject, (viii) the seasonality of the wedding industry, (ix) our e-commerce operations are dependent on Internet search engine rankings, and our ability to influence those rankings is limited, (x) the dependence of our registry services business on third parties, and (xi) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995

Contact:

Melissa Bach

Senior Public Relations Manager

(212) 515-3594

mbach@xogrp.com

Ivan Marmolejos

Investor Relations

(212) 219-8555 x1004

IR@xogrp.com